                                                                    Exhibit 99.1
================================================================================







                                 PRESS RELEASE

                            Issued October 4, 1998






================================================================================

         [LETTERHEAD OF RICHMOND COUNTY FINANCIAL CORP. APPEARS HERE]

         RICHMOND COUNTY FINANCIAL CORP. AND BAYONNE BANCSHARES, INC.
                            AMEND MERGER AGREEMENT.

             "ACQUISITION ACCOUNTED FOR AS A PURCHASE TRANSACTION"

Staten Island, New York, October 14, 1998

Richmond County Financial Corp. (NASDAQ/NMS: RCBK) ("Richmond") based in Staten Island, New York, the holding company for Richmond County Savings Bank, and Bayonne Bancshares, Inc., NJ (NASDAQ/NMS: FSNJ) ("Bayonne"), based in Bayonne, New Jersey, the holding company of First Savings Bank of New Jersey, SLA, jointly announced today that they have amended the previously announced definitive merger agreement to reflect, among other things, a change in the accounting treatment of the proposed transaction from a pooling of interests to a purchase transaction.

Additionally, due to the substantial decline in industry wide share prices, including the current market valuation of both Richmond and Bayonne, both companies believe that having the flexibility to repurchase shares through stock repurchase programs is an attractive means to manage its current and pro forma capital position. Both companies are reviewing their options to implement stock repurchase programs under current regulatory requirements.

As amended, Richmond expects that the transaction will be immediately accretive to both cash and GAAP earnings per share in 1999. The merger is expected to be completed in the first quarter of calendar year 1999, and remains subject to the approval by shareholders of each company and regulatory authorities.

Richmond County Financial Corp. is the holding company for Richmond County Savings Bank, a state chartered savings bank, organized in 1886 which operates 12 full service banking offices on Staten Island, one full service banking office in Brooklyn and a multifamily loan processing center in Jericho, Long Island. As of June 30, 1998, total assets were $1.6 billion, deposits were $950.8 million and total stockholders' equity was $328.6 million.

Bayonne operates 4 full service banking offices in Bayonne, New Jersey, and is a community oriented savings institution holding approximately 40% of all deposits held in Bayonne and approximately 6% of such deposits held in Hudson County. As of June 30, 1998, total assets of Bayonne were $700.2 million, deposits were $421.7 million and total stockholders' equity was $95.9 million.

Statements contained in this news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Richmond following the consummation of the merger that are subject to various factors which could cause actual results to differ materially from such projections or estimates. Such factors include, but are not limited to, the possibility that anticipated cost savings and revenue enhancements might not be realized and that adverse general economic conditions or adverse interest rate environment could develop.